Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Announces Increase in Quarterly Cash Dividend

Rancho Cucamonga, CA. (April 25, 2005) -- Vineyard National Bancorp (NASDAQ:VNBC), the parent company for Vineyard Bank (the “Bank”), announced today that its Board of Directors has declared an increase in its quarterly cash dividend to $0.06 per share, payable on May 27, 2005, to shareholders of record as of May 13, 2005. The Company initiated its cash dividend program in the third quarter of 2003 with an initial declaration of $0.01 per share.

The Company, with approximately $1.4 billion in assets, announced on April 7, 2005, its first quarter earnings and operating results for the period ended March 31, 2005. Net earnings for the period ended March 31, 2005 were $4.4 million, or $0.45 per diluted share, compared with net earnings of $3.0 million, or $0.34 per diluted share, for the comparable period in 2004. The growth in earnings of $1.4 million represented an increase of approximately 49% over the comparable period last year. Diluted earnings per share increased 32%, which produced a return on average common equity of approximately 21%.

“The implementation of our strategic plan into its fifth year has produced another quarter of strong results. The dynamics of our marketplace, together with our array of product lines, has allowed the Company to profitably expand its reach. The Board of Directors are confident that the continued implementation of our plan will produced consistent earnings growth, and are pleased to announce this increase in the quarterly cash dividend,” stated Norman Morales, President and Chief Executive Officer.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through nine full-service branch offices in San Bernardino, Riverside and Los Angeles counties of California, and three loan production offices located in Anaheim, San Diego, and Irvine, California. The Company’s common stock is traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com